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Execution Version

FIRST AMENDMENT TO THE OPTION AND LICENSE AGREEMENT

This first amendment to the Option and License Agreement (the "**First Amendment**") is made and entered into as of February 19, 2026 (the "**First Amendment Effective Date**") by and between AC Immune SA, a Swiss company ("**ACI**") and Takeda Pharmaceuticals, USA, Inc., a corporation organized under the laws of the State of Delaware ("**Takeda**"). ACI and Takeda are sometimes referred to herein individually as a "**Party**" and collectively as the "**Parties**".

RECITALS

WHEREAS, ACI and Takeda entered into that certain Option and License Agreement dated May 11, 2024 ("**Agreement**");

WHEREAS, the Parties wish to amend certain Sections of the Agreement relating to the development of the Licensed Compounds and Licensed Products in the Territory.

NOW, THEREFORE, in consideration of the premises and the mutual promises and conditions set forth herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, do hereby agree as follows:

ARTICLE 1
AMENDMENTS

1.1. Amended Definitions. The definitions in Section 1.4, Section 1.11, Section 1.40 and Section 1.148 of the Agreement are hereby deleted in their entirety and replaced with the following:

1.4 [*Intentionally Omitted*.]

1.11 "**AD4 Cohort**" means a new cohort added to the Phase 1b/2 Trial protocol by amendment after cohorts AD1–AD3 (AD1, AD2 and AD3, in each case, as defined in the Phase 1b/2 Trial protocol) were initiated, [redacted]

1.40. [redacted]

[redacted]

[redacted]

1.148. [*Intentionally Omitted.*]

1.2. New Definitions. The following definitions are added as Section 1.201, Section 1.202, Section 1.203 and Section 1.204 Agreement:

1.201 **"Achievement of Expansion Criteria"** [redacted]

[redacted]

[redacted]

1.204 **"Pre-Option Technology Transfer Requirement"** means [redacted]

[redacted]

Section 2.3.2 (CMC Working Group). The last sentence of Section 2.3.2 is hereby deleted in its entirety and replaced with the following:

Subject to Section 2.3.1 and Section 3.3, the CMC Working Group shall (a) serve as a forum for discussing and coordinating the CMC Development and [redacted] and facilitate ongoing communication and cooperation between the Parties with respect to the CMC Development and Manufacturing activities and the progress thereof; (c) seek to resolve any issues or delays with respect to the Manufacturing Technology Transfer (which, for clarity, includes the transfers and activities described in Part 2 (CMC Technology Transfer) of the CMC Development Plan attached hereto) or the development of the Commercial Process; (d) periodically discuss the Parties' respective supply chains, plans and process development activities and coordinate to identify any efficiencies with respect thereto; and (e) perform such other functions as determined by the JDT.

1.3. Section 2.6.2(b)(i) (Unresolved Matters at the JDT – Pre-Option Effective Date). Sect [redacted]

[redacted]

1.4. Section 3.1 (Development Plan and CMC Development Plan). Section 3.1 is hereby deleted in its entirety and replaced with the following:

> 3.1. Development Plan and CMC Development Plan. Attached hereto as **Schedule 1.68** is the initial Development Plan (including the initial Development Budget) and attached hereto as **Schedule 1.39** is the initial CMC Development [redacted] shall not include any Development activities to be performed by or on behalf of Takeda from and after the Option Effective Date, and no plan or budget in respect of Takeda's Development activities shall be subject to the JDT's approval or [redacted]

[redacted]

1.5. Section 3.2.1 (ACI Performance). Section 3.2.1 is hereby deleted in its entirety and replaced with the following:

3.2.1 ACI shall perform (or cause to be performed) the Development activities set forth in the Development Plan as set forth therein and shall use Commercially Reasonable Efforts to do so in accordance with the timelines set forth therein. ACI shall perform, or cause to be performed, all Development activities in good scientific manner and in compliance with all Applicable Law and by allocating sufficient time, effort, equipment and skilled personnel to complete such Development activities in accordance with the Development Plan. Except as set forth in Section 7.2.4, ACI shall not initiate or perform any Development activity or any CMC Development activity with respect to a Licensed Compound or [redacted]

1.6. Section 3.3.1 (CMC Development Activities). Section 3.3.1 is hereby deleted in its entirety and replaced with the following:

3.3.1. Without limiting Section 3.2.1, ACI shall perform (or cause to be performed) its CMC Development activities set forth in the CMC Development Plan as set forth therein and shall use Commercially Reasonable Efforts to do so in accordance with the timelines set forth therein. Any CMC Development activities performed by or on behalf of Takeda shall be performed in accordance with the CMC Development Plan. The Parties shall perform, or cause to be performed, all CMC Development activities in good scientific manner and in compliance with all Applicable Law and, with respect to ACI, by allocating sufficient time, effort, equipment and skilled personnel to complete such CMC Development activities in accordance with the CMC Development Plan. Each Party shall coordinate with the other Party with respect thereto, including that (a) subject to Section 5.5.2(e), at each meeting of the CMC Working Group, each Party shall share with the CMC Working Group the results of any CMC Development activities it has performed, or caused to be performed, since the preceding CMC Working Group meeting and (b) the CMC Working Group shall seek to resolve any delays, issues or other [redacted]

[redacted]

1.7. Section 3.2.2 (Development Costs). Section 3.2.2 is hereby deleted in its entirety and replaced with the following:

[redacted]

[redacted]

[redacted]

1.8. Section 3.5 (Regulatory – Pre-Option Effective Date). Section 3.5.1, Section 3.5.2 and Section 3.5.3 are hereby deleted in their entirety and replaced with the following:

3.5.1. As between the Parties, subject to and without limiting the JDT's authority to approve any amendment to the protocol or statistical analysis plan for the Phase 1b/2 Trial, ACI shall have the sole right to prepare, obtain and maintain INDs and other Regulatory Documentation (including all Regulatory Approvals) and other submissions to Regulatory Authorities in the Territory and to conduct communications with the Regulatory Authorities in the Territory, in each case, for the Licensed Compounds and Licensed Products; *provided* that, to the extent requested by ACI in writing and accepted by Takeda, Takeda may (a) prepare one or more of such submissions and Regulatory Documentation, (b) lead certain

[redacted]

communications with Regulatory Authorities and (c) be listed as a regulatory point [redacted]

3.5.2. ACI shall provide Takeda with (a) its proposed engagement strategy for Regulatory Authorities in the Territory with respect to the Licensed Products and (b) all regulatory filings and documents (including INDs, Regulatory Authority [redacted] submission thereof for Takeda's review and comment and, if necessary, discussion with ACI. ACI shall incorporate all reasonable comments from Takeda except to the extent inconsistent with Applicable Law. To the extent any such regulatory filing or document is prepared by Tak[redacted] shall provide ACI with a copy thereo[redacted] finalization or submission, and Takeda shall have the right to review and comment on any changes thereto made by ACI prior to submission.

3.5.3. ACI shall provide Takeda with prior written notice of any scheduled meeting, conference or discussion (including any advisory committee meeting) with a Regulatory Authorit[redacted] first receives notice of the scheduling of such meeting, conference or discussion (or within such shorter period as may be necessary in order to give Takeda a reasonable [redacted] shall promptly provide Takeda with copies of preliminary feedback and meeting minutes from any Regulatory Authority.

1.9. Section 3.7.1 (Reports and Information Sharing). Section 3.7.1 is hereby deleted in its entirety and replaced with the following:

Without limiting Section 3.3.2, Section 3.6 or Section 4.5, during each meeting of the JDT, ACI shall provide to the JDT a detailed report of Development activities

it has performed, or caused to be performed, since the preceding report, its Development activities in process and the future Development activities it expects [redacted]ncluding updates regarding regulatory activities conducted by or on behalf of ACI or any of its Affiliates or (sub)licensees), in each case with respect to the Licensed Compounds and Licensed Products. Without limiting the foregoing, (a) ACI shall promptly make available to Takeda through the JDT, all results and data from Development activities performed under the Development Plan (including all raw data from the Phase 1b/2 Trial) and the CMC Development Plan, (b) without limiting clause (a), until the Option Effective Date, ACI shall provide to Takeda all material safety Information with respect to the Licensed Comp[redacted] practicable (and in any event within [redacted] Information) and (c) upon Takeda's request (not more than [redacted] ACI shall provide additional ad-hoc summary reports with respect to its Development activities. Without limiting the foregoing, ACI shall provide the interim analysis packages described in **Schedule 3.7.1** at the timepoints set forth therein.

1.10. Section 4.1.2(a) (Data Package Delivery). Section 4.1.2(a) is hereby deleted in its entirety and replaced with the following:

(a) [redacted]

1.11. Section 6.1.3 (Supply of Licensed Products and Materials). Section 6.1.3 is hereby deleted in its entirety.

1.12. Section 6.1.4 (Supply of Licensed Products and Materials). Section 6.1.4 is hereby deleted in its entirety and replaced with the following:

6.1.4. From and after the Option Effective Date, until the date on which all of the [redacted]

[redacted] Takeda and ACI shall use good faith efforts to execute such Supply Agreement (and any quality agreement) within [redacted] which Supply Agreement would become effective on the Option Effective Date). The Supply Agreement (and any quality agreement) shall be subordinate to this Agreement.

1.13. Section 6.2 (Manufacturing Technology Transfer). The reference to "the then-current Phase 3 Process and Commercial Process" in Section 6.2 is hereby deleted in its entirety and replaced with "the v1c Manufacturing Process".

1.14. Section 8.3 (Development Milestones).

1.14.1. Rows 1 and 2 of the chart in Section 8.3 are hereby deleted in their entirety and replaced with the following. For clarity, the text in Section 8.3 before and after the [redacted]

No.	Development Milestone Event	Development Milestone Payment
[redacted]		

No.	Development Milestone Event	Development Milestone Payment
[redacted]		

1.14.2. References to [redacted] row [redacted] in Section 8.3 are hereby deleted in their entirety and replaced with [redacted] Except with respect to the foregoing definition change, rows (3) and (4) remain in full force and effect in accordance with their terms, without further amendments thereto.

1.15. Schedule 1.39 (CMC Development Plan). Schedule 1.39 is hereby deleted in its entirety and replaced with Schedule 1.39 attached hereto. For purposes of the Agreement, the CMC Development Plan in Schedule 1.39 attached hereto is deemed to be approved by the JDT as of the First Amendment Effective Date.

1.16. Schedule 1.40 (Phase 3 CMC Readiness Elements). Schedule 1.40 is hereby deleted in its entirety and replaced with Schedule 1.40 attached hereto.

1.17. Schedule 1.58 (Data Package). Schedule 1.58 is hereby deleted in its entirety and replaced with Schedule 1.58 attached hereto.

1.18. Schedule 1.68 (Development Plan). Schedule 1.68 is hereby deleted in its entirety and replaced with Schedule 1.68 attached hereto. For purposes of the Agreement, the Development Plan in Schedule 1.68 attached hereto is deemed to be approved by the JDT as of the First Amendment Effective Date.

1.19. Schedule 1.148 (Phase 3 Process Elements). Schedule 1.148 is hereby deleted in its entirety.

1.20. Schedule 3.7.1 (Interim Analysis Packages). Schedule 3.7.1, attached hereto, is hereby added to the Agreement.

1.21. Schedule 6.1.2 (Pre-Option Effective Date Materials). Schedule 6.1.2 is hereby deleted in its entirety and replaced with Schedule 6.1.2 attached hereto.

ARTICLE 2
MISCELLANEOUS

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2.1. Definitions. All capitalized terms used in this Amendment but not otherwise defined herein shall have the same meanings given to such terms in the Agreement.

2.2. Limitation of this Amendment. Except as expressly provided herein, the Agreement is, and shall continue to be, in full force and effect in accordance with its terms, without further amendments thereto.

2.3. Counterparts. This Amendment may be executed in two (2) or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one (1) and the same instrument. This Amendment may be executed by PDF format via email or other electronically transmitted signatures and such signatures shall be deemed to bind each Party as if they were original signatures.

[SIGNATURE PAGE FOLLOWS]

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THIS AMENDMENT IS EXECUTED by the authorized representatives of the Parties as of the First Amendment Effective Date.

TAKEDA PHARMACEUTICALS, USA, INC. **AC IMMUNE SA**

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